                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                        Date of Report: August 11, 1998
                Date of earliest event reported: July 31, 1998
                            _______________________



                     BRADLEY OPERATING LIMITED PARTNERSHIP
            (Exact name of Registrant as specified in its charter)




          DELAWARE                    0-23065                 04-336041
(State or other jurisdiction  (Commission File Number)    (I.R.S. Employer
      of incorporation)                                  Identification No.)


                40 SKOKIE BOULEVARD, NORTHBROOK, ILLINOIS 60062
             (Address of principal executive offices and zip code)



              Registrant's telephone number, including area code:
                                 (847) 272-9800

Item 2.     Acquisition or Disposition of Assets.
            ------------------------------------

    Sale of One North State Property
    --------------------------------

    Bradley Operating Limited Partnership (the "Partnership") is the entity through which Bradley Real Estate, Inc. ("Bradley") conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. On July 31, 1998, the Partnership sold its One North State property, a "mixed use" retail/office building located in downtown Chicago, for a gross sales price of approximately $84.5 million, subject to certain closing adjustments, to two private institutional buyers, Whitehall Street Real Estate Limited Partnership IX and the Archon Group (the "Purchasers"). The purchase price was the result of a bidding process established by the Partnership for the property and subsequent arms' length negotiations between the Partnership and the Purchasers concerning certain adjustments to the bid price. There had been no material relationship between the Purchasers and the Partnership, Bradley or any of its affiliates, directors or officers or any associate of a director or officer of the Partnership.

    Acquisition of Mid-America Realty Investments, Inc. by Merger
    -------------------------------------------------------------

    On August 6, 1998, pursuant to an Agreement and Plan of Merger dated as of May 30, 1998 (the "Merger Agreement") between Mid-America Realty Investments, Inc., a Maryland corporation ("Mid-America"), and Bradley, Mid-America was merged with and into Bradley (the "Merger") with Bradley as the surviving corporation in the Merger. The Merger and the Merger Agreement were approved by the stockholders of Mid-America at its Special Meeting of Stockholders held on August 5, 1998.

    At the effective time of the Merger (the "Effective Time"), the separate corporate existence of Mid-America ceased and each issued and outstanding share of common stock, par value $.01 per share (the "Mid-America Common Stock"), of Mid-America was converted into the right to receive forty-two hundredths (0.42) of a share of 8.4% Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of Bradley. In lieu of fractional shares, holders of Mid-America Common Stock ("Mid-America Stockholders") are being paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying $25.00 by the fraction of a share of Series A Preferred Stock, if any, to which such holder would otherwise be entitled. The Series A Preferred Stock will pay an annual dividend equal to 8.4% of the $25.00 liquidation preference and is convertible into shares of common stock, par value $.01 per share ("Bradley Common Stock"), of Bradley at a conversion price of $24.49 per share, subject to certain adjustments (the "Conversion Price"). At any time after five years, the Series A Preferred Stock is redeemable at Bradley's option for $25.00 per share so long as the Bradley Common Stock is trading at or above the Conversion Price. The Series A Preferred Stock has been listed on the New York Stock Exchange.

    Based upon the number of shares of Mid-America Common Stock outstanding at the Effective Time, the former Mid-America stockholders received approximately 3,480,210 shares of Series A Preferred Stock as a result of the Merger, convertible into approximately 12.21% of the aggregate number of outstanding shares of Bradley Common Stock on a fully diluted basis. There was no material relationship between Mid-America or its stockholders and Bradley or any of its affiliates, directors or officers, or any associate of a director or officer of Bradley.

    Mid-America, which had elected to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), was a self-administered REIT, which owned, managed and operated income producing real estate consisting primarily of community and neighborhood shopping centers and enclosed malls. Upon consummation of the Merger, Bradley effectively acquired Mid-America's 22 properties, certain office equipment and other assets described in Bradley's Registration Statement on Form S-4 (No. 333-57123) effective July 1, 1998 (the "Registration Statement") and succeeded to Mid-America's 50% general partner interest in Mid-America Bethal Limited Partnership, a joint venture which owns two neighborhood shopping centers and one enclosed mall.

    Following the Merger, Bradley contributed title to 15 of the properties it acquired from Mid-America and its 50% general partner interest in Mid-America Bethal Limited Partnership to the Partnership (a 95% owned subsidiary) in exchange for 3,480,210 preferred units of limited partnership interest of a newly created class with substantially similar economic rights as the Series A Preferred Stock. Bradley holds title to the remaining seven properties acquired from Mid-America and any proceeds therefrom for the benefit of the Partnership. As a consequence, the Partnership has effectively acquired all of the business and assets (subject to the liabilities) of Mid-America. The contribution will have no effect upon the consolidated financial statements of Bradley.

    The Partnership intends to continue to use the acquired assets in the same manner and to conduct the same type of business as Mid-America did prior to the Merger, although it may seek to dispose of the enclosed malls or certain of the other properties that may not be consistent with Bradley's strategic focus.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits
            ------------------------------------------------------------------

    The following financial statements and pro forma financial information accompany this report:

    (a) Financial Statements of the business acquired
        ---------------------------------------------

        Mid-America Realty Investments, Inc. - Index to Financial Statements
        --------------------------------------------------------------------

                                                                                   Page

            Independent Auditors' Report                                              6

            Consolidated Balance Sheets, December 31, 1997 and 1996                   7

            Consolidated Statements of Operations for the years ended
             December 31, 1997, 1996 and 1995                                         8

            Consolidated Statements of Shareholders' Equity for the years ended
             December 31, 1997, 1996 and 1995                                         9

            Consolidated Statements of Cash Flows for the years ended
             December 31, 1997, 1996 and 1995                                        10

            Notes to Consolidated Financial Statements                               12

            Schedule III - Real Estate and Accumulated Depreciation                  20

            Unaudited Consolidated Balance Sheets at March 31, 1998 and
            December 31, 1997                                                        23

            Unaudited Consolidated Statements of Operations for the Three
            Months Ended March 31, 1998 and 1997                                     24

            Unaudited Consolidated Statements of Cash Flows for the Three
            Months Ended March 31, 1998 and 1997                                     25

            Notes to Unaudited Consolidated Financial Statements                     26

    (b) Pro Forma Financial Information - Bradley Real Estate, Inc.
        -----------------------------------------------------------

    Incorporated herein by reference to pages 75-91 of Bradley's Registration Statement on Form S-4 (No. 333-57123) effective July 1, 1998. The pro forma financial statements for the Partnership are substantially similar to the pro forma financial statements for Bradley. However, certain differences exist between such financial statements. On a pro forma basis, if the Merger and the other pro forma adjustments (including the sale of One North State) as more fully described on pages 84 and 89 of Bradley's Registration Statement on Form S-4, had been consummated on January 1, 1997, pro forma net income of the Partnership would have been $7,246 and $27,231 for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively. The primary differences between the Partnership's pro forma net income and Bradley's pro forma net income relate to general and administrative expenses and minority interests.

    Presented below is summarized unaudited pro forma condensed balance sheet information for the Partnership at March 31, 1998, as if the Merger and the contribution by Bradley of Mid-America's assets and liabilities had been consummated on March 31, 1998 (dollars in thousands). The pro forma condensed balance sheet has been prepared based on pro forma adjustments to pro forma and historical financial statements of the Partnership (including the disposition of One North State) and historical financial statements of Mid-America. The primary differences between the Partnership's pro forma balance sheet and Bradley's pro forma balance sheet relate to differences in ownership interests.


Total assets                                    $960,045
                                                ========

Total liabilities                                494,760
                                                --------

Minority interest                                  1,046
                                                --------

Partnership equity
  General partner, common                        356,458
  General partner, preferred                      87,000
  Limited partners                                20,781
                                                --------
Total partners' capital                          464,239
                                                --------

Total liabilities and partners' capital         $960,045
                                                ========

     (c)  Exhibits
          --------

          NUMBER    DESCRIPTION
          ------    -----------

            2.1 Agreement and Plan of Merger, dated as of May 30, 1998, between Mid-America Realty Investments, Inc. and Bradley Real Estate, Inc. (the "Merger Agreement"), attached as Annex A to the Proxy Statement/Prospectus included in
                    Part I of the Registration Statement on Form S-4
                    (No. 333-57123) and incorporated herein by reference.
                    A list briefly identifying the contents of all omitted Exhibits is incorporated by reference to page (iv) of the Merger Agreement. Bradley agrees to furnish supplementally to the Commission, upon request, a copy of any Exhibit. Pursuant to Item 601(b)(2) of Regulation S-K, the Schedules and the Disclosure Letters to the Merger Agreement are omitted. Bradley hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request.

            2.2 Purchase and Sale Agreement, dated as of June 15, 1998, by and among Bradley Real Estate, Inc. and Whitehall Street Real Estate Limited Partnership IX and the Archon Group, incorporated by reference to Exhibit 2.2 of Bradley's Current Report on Form 8-K dated August 7, 1998.

            4.1 Articles of Merger between Bradley Real Estate, Inc. and Mid-America Realty Investments, Inc. dated August 6, 1998, incorporated by reference to Exhibit 4.1 of Bradley's Current Report on Form 8-K dated August 7, 1998.

            4.2 Form of Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock for the 8.4% Series A Convertible Preferred Stock of Bradley Real Estate, Inc. attached as Annex B to the Proxy Statement/Prospectus included in Part I to the Registration Statement on Form S-4 (No. 333-57123) and incorporated herein by reference.

            4.3 Articles of Amendment and Restatement of Bradley Real Estate, Inc., incorporated by reference to Exhibit 3.1 of Bradley's Current Report on Form 8-K dated October 17, 1994.

            4.4 By-laws of Bradley Real Estate, Inc., incorporated by reference to Exhibit 3.3 of Bradley's Current Report on Form 8-K dated October 17, 1994.

            10.1 Amendment to Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership, dated August 6, 1998, designating the 8.4% Series A Convertible Preferred Units.

           *23.1     Consent of Deloitte & Touche LLP.

            99.1 Press Release announcing the consummation of the merger of Mid-America Realty Investments, Inc. with and into Bradley Real Estate, Inc., incorporated by reference to Exhibit
                     99.1 of Bradley's Current Report on Form 8-K dated
                     August 7, 1998.

           *99.2 Pages 75-91 of Bradley's Registration Statement on Form S-4 (No. 333-57123).
       ____________________

       * Filed herewith.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Mid-America Realty Investments, Inc.

    We have audited the accompanying consolidated balance sheets of Mid-America Realty Investments, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the Index at
Item 14(a)(2). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Mid-America Realty Investments, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

January 28, 1998
Omaha, Nebraska

             MID-AMERICA REALTY INVESTMENTS, INC.  AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                        (COLUMNAR DOLLARS IN THOUSANDS)


                                                   December 31,
                                               --------------------
ASSETS                                            1997       1996
                                               --------   --------
Cash                                           $   ----   $   ----
Accounts receivable, net of allowance
 of $175,000 and $195,000                         1,744      1,571
Notes receivable, net of allowance of
 $70,000                                            400        498
Property:
 Land and land improvements                      37,129     37,352
 Buildings                                      114,935    114,913
 Equipment and fixtures                             559        555
                                               --------   --------
                                                152,623    152,820
 Less:  Accumulated depreciation                (33,033)   (28,508)
                                               --------   --------
 Property, net                                  119,590    124,312

Investment in Mid-America Bethal
 Limited Partnership                             15,027     15,201
Intangible assets, less accumulated
 amortization of $3,834,000 and $3,422,000        1,382      1,623
Other assets                                      2,387      2,635
                                               --------   --------

                                               $140,530   $145,840
                                               ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Mortgages and notes payable                    $ 61,522   $ 64,348
Accrued liabilities                               2,095      1,957
                                               --------   --------
  Total Liabilities                              63,617     66,305

Commitments and Contingencies

Shareholders' Equity:
 Common stock, $.01 par value; authorized
  25,000,000 shares; issued and outstanding
  8,284,743 and 8,283,255 shares                     83         83
 Capital in excess of par value                 119,720    119,700
 Distributions in excess of net income          (42,890)   (40,248)
                                               --------   --------
  Total Shareholders' Equity                     76,913     79,535
                                               --------   --------

                                               $140,530   $145,840
                                               ========   ========

                See notes to consolidated financial statements.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (COLUMNAR DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                   Year Ended December 31,
                                             -----------------------------------
                                                1997        1996         1995
                                             ----------  ----------   ----------
REVENUES
 Rental income                               $   17,348  $   17,012   $   16,564
 Reimbursement income                             5,130       5,097        4,834
 Property management and leasing income             172         194          200
 Other income                                       615         763          735
                                             ----------  ----------   ----------

 Total Revenues                                  23,265      23,066       22,333

EXPENSES
 Real estate taxes                                2,952       3,076        3,063
 Other property costs                             3,813       3,584        3,674
 Interest expense                                 5,539       5,787        5,965
 Administrative expenses                          1,370       1,268        1,458
 Property management and leasing expenses         1,118       1,062          812
 Depreciation and amortization                    4,981       5,066        5,125
                                             ----------  ----------   ----------

 Total Expenses                                  19,773      19,843       20,097
                                             ----------  ----------   ----------

Income Before Equity in
 Earnings of Mid-America Bethal
 Limited Partnership and Gain (Loss) on
 Sales of Real Estate, net                        3,492       3,223        2,236

Equity in Earnings of Mid-America Bethal
 Limited Partnership                              1,026         955          959
                                             ----------  ----------   ----------

INCOME FROM OPERATIONS                            4,518       4,178        3,195

Gain (Loss) on Sales of Real Estate, net            130        (289)         189
                                             ----------  ----------   ----------

NET INCOME                                   $    4,648  $    3,889   $    3,384
                                             ==========  ==========   ==========

Weighted Average Shares
 Outstanding During Period                    8,283,850   8,281,696    8,280,051
                                             ==========  ==========   ==========

NET INCOME PER COMMON SHARE                        $.56        $.47         $.41
                                             ==========  ==========   ==========

                See notes to consolidated financial statements.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                        (COLUMNAR DOLLARS IN THOUSANDS)

                                               Capital in     Distributions
                                  Common        Excess of      in Excess of
                                  Stock         Par Value       Net Income     Total
                               ------------  ---------------  --------------  --------

BALANCE, JANUARY 1, 1995           $     83         $119,677       $(32,947)  $86,813

Issuance of shares                     ----                5           ----         5

Net income                             ----             ----          3,384     3,384

Dividends declared and paid -
 $.88 per share                        ----             ----         (7,286)   (7,286)
                                   --------          -------       --------   -------

BALANCE, DECEMBER 31, 1995               83          119,682        (36,849)   82,916

Issuance of shares                     ----               18           ----        18

Net income                             ----             ----          3,889     3,889

Dividends declared and paid -
$.88 per share                         ----             ----         (7,288)   (7,288)
                                   --------          -------       --------   -------

BALANCE, DECEMBER 31, 1996               83          119,700        (40,248)   79,535

Issuance of shares                     ----               20           ----        20

Net income                             ----             ----          4,648     4,648

Dividends declared and paid -
 $.88 per share                        ----             ----         (7,290)   (7,290)
                                   --------         --------       --------   -------

BALANCE, DECEMBER 31, 1997         $     83         $119,720       $(42,890)  $76,913
                                   ========         ========       ========   =======

                See notes to consolidated financial statements.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        (COLUMNAR DOLLARS IN THOUSANDS)

                                                        Year Ended December 31,
                                                     ------------------------------
                                                        1997       1996      1995
                                                        ----       ----      ----

CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                          $  4,648   $ 3,889   $  3,384
 Adjustments:
  Depreciation and amortization                         4,981     5,066      5,125
  Investment in Mid-America Bethal
   Limited Partnership:
   Equity in earnings                                  (1,026)     (955)      (959)
   Distributions received                               1,200     1,350      1,500
  (Gain) loss on sales of real estate, net               (130)      289       (189)
  (Decrease) increase in related liabilities             (167)      145        537
  Decrease (increase) in related assets                   129      (358)      (542)
                                                     --------   -------   --------
Net Cash Flows From Operating Activities                9,635     9,426      8,856
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales of real estate                       344       572        469
 Principal repayments of notes receivable                 157       334        123
 Additions to property:
  Expansion projects & other capital expenditures      (1,107)   (1,725)    (1,184)
  Tenant improvements                                    (420)     (280)      (667)
 Cash paid for leasing fees                               (88)      (55)      (263)
 Payments from Yield Maintenance Agreement              1,517        19      1,027
 Principal repayments of Tax Increment
  Financing Bonds                                         160       242         71
                                                     --------   -------   --------
 Net Cash Flows From Investing Activities                 563      (893)      (424)
CASH FLOWS FROM FINANCING ACTIVITIES
 Payments on short-term debt, net                      (2,989)     (119)    (2,147)
 Proceeds of mortgages payable                            726      ----     14,500
 Principal payments on mortgages payable                 (563)   (1,126)   (13,279)
 Cash paid for loan fees                                  (82)     ----       (220)
 Dividends paid                                        (7,290)   (7,288)    (7,286)
                                                     --------   -------   --------
 Net Cash Flows From Financing Activities             (10,198)   (8,533)    (8,432)
                                                     --------   -------   --------

NET CHANGE IN CASH                                       ----      ----       ----
CASH, BEGINNING OF YEAR                                  ----      ----       ----
                                                     --------   -------   --------
CASH, END OF YEAR                                    $   ----   $  ----   $   ----
                                                     ========   =======   ========

                See notes to consolidated financial statements.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY

     SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

1997: (A)  Both of the Company's acquisition lines of credit were extended, one to July 1998 and the other to July 1999.
      (B) The Company extended its working line of credit two years to July 1999.
      (C) The Company refinanced the Miracle Hills Park Shopping Center fixed rate mortgage for seven years to August 2004. Proceeds of $4,000,000 were used to repay the maturing $3,300,000 fixed rate mortgage secured by Miracle Hills Shopping Center and to repay variable rate acquisition line debt.
1996: (A)  One of the Company's acquisition lines of credit was extended one year to July 1997.
      (B) The Company extended the two Twin Oaks Centre mortgages for three years to April 1999.
      (C) The Company repaid the maturing fixed rate mortgage loan secured by Bishop Heights Shopping Center with proceeds from one of the Company's acquisition lines of credit.
1995: (A)  Both of the Company's acquisition lines of credit were extended, one to July 1996 and the other to July 1997.
      (B) The Company extended its working line of credit two years to July 1997.
      (C) The Company extended the Lakewood Mall mortgage loan for three years to August 1998.
      (D) The Company assumed the Twin Oaks Centre loan. See Note B to the Company's Consolidated Financial Statements.


                See notes to consolidated financial statements.

             MID-AMERICA REALTY INVESTMENTS, INC.  AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 (COLUMNAR DOLLARS IN FOOTNOTES ARE IN THOUSANDS EXCEPT PER SHARE DATA)


A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Nature of Operations - Mid-America Realty Investments, Inc. (the "Company"), a Maryland corporation, owns and manages income-producing properties, primarily enclosed malls and neighborhood shopping centers. The Company has qualified as a real estate investment trust ("REIT") under the provisions of the internal Revenue Code.

    At December 31, 1997, the Company owned 18 neighborhood shopping centers and four enclosed malls located as follows: eight in Nebraska, three in Wisconsin, two each in Indiana and Minnesota, and one each in Arkansas, Georgia, Illinois, Iowa, Michigan, South Dakota and Tennessee. Additionally, the Company is a 50% partner in Mid-America Bethal Limited Partnership ("Mid-America Bethal") which owns two neighborhood shopping centers in Nebraska and Wisconsin and one enclosed mail in Nebraska.

    Use of Estimates - In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Principles of Consolidation - The consolidated financial statements are prepared on an accrual basis and include the accounts of the Company and its wholly-owned subsidiary, Mid-America Centers Corp. All significant intercompany balances and transactions have been eliminated.

    Cash and Cash Equivalents - The Company considers short-term investments with a maturity at acquisition of three months or less as cash equivalents. The Company currently utilizes daily cash receipts to pay down any working capital balances.

    Investment in Mid-America Bethal Limited Partnership - The Company's 50% investment in Mid-America Bethal is accounted for using the equity method.

    Property - Property is stated at the lower of depreciated cost or the amount estimated to be recoverable through future cash flows from property operations and dispositions. Assets are depreciated using the straight-line method over the following lives: land improvements - 15 years; buildings - 40 years; tenant improvements -shorter of the term of the lease or the estimated useful life of the improvement; and equipment and fixtures - 5 to 7 years. Real property depreciation for the years ended December 31, 1997, 1996 and 1995 was $4,487,000, $4,489,000 and $4,389,000, respectively. Statement of Financial Accounting Standards "SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" requires that long-lived assets such as real estate assets be reviewed whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. If the sum of the estimated future net cash flows (undiscounted and without interest charges) from an asset to be held and used is less than the book value of the asset, an impairment loss must be recognized in the amount of the difference between book value and fair value as opposed to the difference between book value and net realizable value under the previous accounting standard. For long-term assets like those held by the Company, the determination of whether there is an impairment loss is dependent primarily on the Company's estimates on occupancy, rent and expense increases, which involves numerous assumptions and judgments as to future events over a period of many years. At December 3 1, 1997, the Company does not hold any assets that meet the impairment criteria of SFAS No. 121.

    Intangible Assets - Fees paid for leasing commissions on new or renewed leases are amortized using the straight-line method over the initial term or extension of the lease. Costs incurred to obtain mortgages and notes payable are being amortized over the term of the obligation or agreement. Other intangible assets, primarily from the acquisition of Mid-America Centers Corp., are being amortized using the straight-line method over periods of 60-120 months.

    Leases - All leases with tenants are classified as operating leases.

    Revenue Recognition - Minimum rents from tenants are recognized monthly based upon total fixed cash flow over the initial term of the lease, using the straight-line method. Percentage rents are based upon tenant sales levels for a specified period. Reimbursed expenses for real estate taxes, common area maintenance, utilities, janitorial and building maintenance are recognized in the period in which the expenses are incurred, based upon the provisions of the tenant's lease.

    Federal Income Taxes - The Company has qualified as a REIT under the Internal Revenue Code and, accordingly, will not be subject to federal income taxes on amounts distributed to shareholders provided certain requirements are met, including the provision that at least 95% of its real estate investment trust taxable income is distributed by March 15 of the following year.

    The dividends paid during 1997, 1996 and 1995 were allocated between ordinary income and non-taxable return of capital as follows (amounts are per share):



                                       1997   1996   1995
                                       -----  -----  -----

                  Ordinary income      $ .74  $ .62  $ .05
                  Return of capital      .14    .26    .83
                                       -----  -----  -----

                                       $ .88  $ .88  $ .88
                                       =====  =====  =====

    In 1995, a portion of previously recorded book losses associated with the Company's interest in Twin Oaks Centre were utilized for income tax purposes.
As a result of the settlement described in footnote B, these losses affected the taxation of dividends paid during 1995 by increasing the return of capital portion and decreasing the ordinary income portion.

    Repurchase of Common Stock - Under the laws of the state of Maryland, all shares of common stock reacquired by the Company must be retired.

    Net Income Per Share - Net income per share was determined by dividing net income for the periods presented by the weighted average number of shares of common stock outstanding for the period. Dilutive net income per share, which includes the effect of common stock equivalents, as required by SFAS No. 128, "Earnings Per Share", was determined to have no impact on earnings per share.

    Other - In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", all of which are effective for fiscal years beginning after December 15, 1997. The provisions of these statements are of a disclosure nature only and will not have an impact on the operations of the Company.

B.  PROPERTY TRANSACTIONS

    Westview Plaza - In August 1996, the Company completed the sale of Westview Plaza in McCook, Nebraska. The gross sales price was $425,000 resulting in a book loss of approximately $314,000. Proceeds from the sale were used to reduce bank debt.

    Outlot Sales - During 1997, the Company sold two outlot parcels for total proceeds of $344,000, resulting in a gain of $130,000. During 1996 and 1995, the Company sold one and two outlot parcels, respectively, for total proceeds of $183,000 and $469,000, respectively, resulting in book gains of $24,400 and $189,000, respectively.

    Twin Oaks Centre - On April 19, 1995, the Company entered into a settlement agreement with the Twin Oaks Centre Limited Partnership (the "Partnership").
The Partnership was in default on a mortgage loan to the Company. Pursuant to the settlement, the Company took ownership of the underlying collateral which consisted of the Twin Oaks Centre ("TOC"), a 95,000 square foot neighborhood shopping center in Silvis, Illinois and tax increment financing bonds ("TIF") payable from incremental sales and real estate taxes generated by the shopping center and adjacent properties. In conjunction with the Settlement, the Company transferred from "Interest in Twin Oaks Centre" on the Consolidated Balance Sheet, the estimated value of the TOC ($4,136,000) to "Property", the estimated value of the TIF Bonds ($2,000,000) to "Other Assets", and the balance of a first mortgage (the "TOC Loan"), which was assumed by the Company, to "Mortgages and Notes Payable". The TOC Loan had a balance of $3,033,000 on April 19, 1995. Since the settlement date, the Company has received approximately $1,144,000 from the City of Silvis, Illinois related to the TIF Bonds; approximately $472,000 of this payment was recorded by the Company as principal reduction.

C.  NOTES RECEIVABLE

    Notes receivable at December 31, 1997 consists of two separate notes from parties formerly related to the Company. The notes carry interest rates of 9.50% and 12%, mature in varying amounts through 2004 and are collateralized by specific tangible assets and personal guarantees.

D.  INVESTMENT IN MID-AMERICA BETHAL LIMITED PARTNERSHIP

    The Company has a 50% general partnership interest in Mid-America Bethal, a Nebraska limited partnership. The Company is the managing general partner of Mid-America Bethal and a European investor is the limited partner. Mid-America Bethal owns and operates two neighborhood shopping centers and one enclosed mall.

    Summarized financial information on Mid-America Bethal is as follows:

                                                         December 31,
                                                      -----------------
                                                         1997     1996
                                                       -------  -------
BALANCE SHEETS
 Assets:
  Cash and cash equivalents                            $   823  $   751
  Property, net of accumulated depreciation
   of $8,471,000 and $7,370,000                         28,652   29,097
  Other assets                                             592      572
                                                       -------  -------
                                                       $30,067  $30,420
                                                       =======  =======

 Liabilities and Partners' Capital:
  Accrued liabilities                                  $    13  $    18
  Partners' capital                                     30,054   30,402
                                                       -------  -------
                                                       $30,067  $30,420
                                                       =======  =======

                                                Year Ended December 31,
                                               ------------------------
                                                1997     1996     1995
                                               ------  -------  -------
STATEMENTS OF OPERATIONS
 Total Revenues                                $4,561  $ 4,442  $ 4,330
                                               ======  =======  =======

 Net Income                                    $2,052  $ 1,909  $ 1,918
                                               ======  =======  =======

EQUITY IN EARNINGS OF MID-AMERICA
BETHAL RECORDED BY THE COMPANY

                                               $1,026  $   955  $   959
                                               ======  =======  =======

    Mid-America Centers Corp. has agreements with Mid-America Bethal for the management and leasing of properties owned by Mid-America Bethal. For the years ended December 31, 1997, 1996 and 1995, Mid-America Bethal paid property management fees of $178,000, $171,000, and $172,000, respectively, and incurred and capitalized leasing commissions of $16,000, $32,000, and $28,000, respectively. In addition, the Company administers the day-to-day activities of Mid-America Bethal. For these services, the Company received administrative fees from Mid-America Bethal of S25,000, $20,000 and $20,000 for the twelve months ended December 31, 1997, 1996 and 1995, respectively.

E.  MORTGAGES AND NOTES PAYABLE

    Mortgages and notes payable are comprised of the following:


                                                                                          December 31,
                                      Maximum  Interest     Annual    Maturity          ---------------
                                     Available   Rate       Payment    Date               1997    1996
                                     --------- --------     -------   --------          ------- -------
Fixed-Rate Mortgage Debt:
 Mortgages and Notes Payable:
  Lakewood Mall                                   8.50%      $ 768      Aug. 1998       $ 7,043  $7,204
  Meadows S.C.                                    9.88%      $ 346      Nov. 1998         2,950   3,002
  Twin Oaks Centre                                8.50%      $  84      Apr. 1999           688     699
  Twin Oaks Centre (See Note B)                   8.50%      $ 342      Apr. 1999         2,854   2,915
  Eastville Plaza                                 9.25%      $ 292      Feb. 2001         2,902   2,925
  Rivergate S.C.                                 10.00%      $ 336      Jan. 2002         3,064   3,093
  Shenandoah Plaza                               10.00%      $ 456      Jan. 2002         4,117   4,156
  Edgewood S.C.                                   9.08%      $ 590      Feb. 2002         6,500   6,500
  Southport Centre                                9.20%      $ 736      Apr. 2002         8,000   8,000
  Moorland Square                                 9.00%      $ 384      Nov. 2002         3,539   3,600
  Kimberly West                                   8.00%      $ 403      Dec. 2002         4,014   4,092
  Miracle Hills Park                              8.28%      $ 379      Aug. 2004         3,980   3,302
                                                                                        ------- -------
 Total Fixed-Rate Mortgage Debt                                                          49,651  49,488
 Adjustable-Rate Debt:
 Revolving Credit Agreements:
  Working Line of Credit               $ 5,000    7.66%                 July 1999          ----     545
  Lines of Credit for Acquisitions     $10,000    7.66%                 July 1999        10,000   4,756
                                       $15,000    7.97%                 July 1998         1,871   9,559
                                                                                        ------- -------
 Total Adjustable Rate Debt                                                              11,871  14,860
                                                                                        ------- -------
Total Mortgages and Notes Payable                                                       $61,522 $64,348
                                                                                        ======= =======

During 1997, the Company finalized a $4,000,000, 8.28% fixed rate mortgage loan secured by the Miracle Hills Park Shopping Center. The net proceeds from this loan were used to repay the maturing $3,300,000 fixed rate mortgage secured by the Miracle Hills Park Shopping Center and to repay variable rate acquisition line debt. This loan has a seven (7) year term with payments based on a 25-year amortization. The Company paid fees of approximately $46,000. In addition, the Company renegotiated the terms of its revolving credit agreements. The $5,000,000 working capital and the $10,000,000 acquisition lines of credit were extended to July 1999 for an extension fee of $15,000. Both lines are priced at 200 basis points over LIBOR. The $15,000,000 acquisition line was extended until July 1998 with the interest rate remaining at 250 basis points over LIBOR; non-use fee of 25 basis points was eliminated. The interest rate can be reduced by 25 basis points if $100,000 of non-interest bearing deposits are kept with the lending institution. At December 31,1997, the Company had $100,000 of deposits with the lending institution and the interest rate of the acquisition line was LIBOR plus 225 basis points.

    Principal maturities of total mortgages and notes payable, after giving effect to the commitments described above, for the next five years are as follows: 1998 - $12,241,000; 1999 - $13,795,000; 2000 -$479,000; 2001
$3,351,000; 2002 - $27,982,000, and thereafter - $3,674,000.

    Substantially all of the Company's properties serve as collateral on one or more of the above-mentioned obligations. The Company was in compliance with all debt covenants at December 31, 1997 which require, among other covenants, that the Company's total debt will not exceed 50% of total assets.

F.  COMMITMENTS AND CONTINGENCIES

    Yield Maintenance Agreement - In June 1992, the Company entered into a Yield Maintenance Agreement (as amended, the "YMA") with parties formerly related to the Company. Under the YMA, the formerly related parties guaranteed a 10% return from June 1, 1992 to December 31, 1996, calculated on a quarterly basis, to the Company based upon the amount of the Company's Investment Base for five specific properties purchased from the formerly related parties.

    Under the YMA, the market value of these properties was determined as of December 31, 1996. The determined market value was based on a 10.25% capitalization rate applied to net operating income for the year ended December 31, 1996. The determined market value of the properties was less than the Company's adjusted acquisition cost, and pursuant to the YMA, the difference was owed to the Company, subject to certain limits. The obligations of the formerly related parties under the YMA were limited to $2,800,000.

    During second quarter 1997, the Company received the final settlement of approximately $1,421,000 due under the YMA. The proceeds, which prior to receipt were not reflected in the consolidated financial statements of the Company, were used to reduce bank line debt. In addition, because receipt of these amounts was not considered operating income, these amounts were not considered net income and were applied against the carrying value of the properties purchased from the formerly related parties.

    Litigation - The Company is subject to a number of lawsuits and claims for various amounts which arise out of the normal course of business. In the opinion of management, the disposition of claims currently pending will not have a material adverse effect on the Company's financial position or results of operations.

G.  EMPLOYEE BENEFIT AND STOCK PLANS

    Retirement Savings Plan - In 1994, the Company established a qualified savings 401(k) plan covering substantially all full-time employees. Participants may contribute up to 15% of their pre-tax base pay with a discretionary Company matching contribution. During 1996, the Company contribution was equal to 25% of the first 4% of participant contributions. Effective January 1, 1997, the Company contribution was increased to 50% of the first 4% of participant contributions. Participants vest in Company contributions over five years. Contribution expense for the years ended December 31, 1997 and 1996 was $19,600 and $14,400, respectively.

    Stock Plans - Pursuant to the Amended Stock Option Plan which was approved by shareholders in 1992 and the 1995 Stock Plan approved by shareholders in 1995 (collectively, the "Plans"), the Compensation Committee of the Board of Directors is authorized to issue options to purchase shares of common stock at the then current market price of such shares and other stock awards to employees of the Company and Mid-America Centers Corp. Stock options become exercisable over discretionary periods not to exceed 10 years from the date of grant. At December 31, 1997, approximately 200,000 shares remained available for issuance under the Plans.

    Following is a summary of the option activity under the Plans:


                                                            Shares
                                                         Under Option       Option Price Per Share
                                                         ------------       ----------------------
          Outstanding January 1, 1992                            ----                 ----
          Granted                                             108,000          $10.375 to $25.375
                                                             --------
          Outstanding December 31, 1992                       108,000          $10.375 to $25.375
          Granted                                             140,000                $10.75
          Canceled                                           (108,000)         $10.375 to $25.375
                                                             --------
          Outstanding December 31, 1993                       140,000                $10.75
          Forfeited                                           (15,000)               $10.75
                                                             --------
          Outstanding at December 31, 1994                    125,000                $10.75
          Granted                                             100,000                $ 8.00
          Forfeited                                           (10,000)               $10.75
                                                             --------
          Outstanding at December 31, 1995, 1996 and 1997     215,000           $8.00 to $10.75
                                                             ========

At December 31, 1997, 215,000 stock options were exercisable.

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation" (FAS 123), effective for fiscal years beginning after December 15, 1995. The statement requires employers to adopt a fair value method of accounting for the recognition of employee stock based compensation expense or, as an alternative, supplemental disclosure of the impact such expense recognition would have had on the Company's results of operations. The Company has elected the supplemental disclosure option and has determined, based on the use of the Black-Scholes option-pricing model and appropriate Company-specific assumptions, that expense recognition of employee stock based compensation would have had an immaterial impact on the Company's consolidated operating results or net income per share.

H.  DISCLOSURE OF FAIR VALUE

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

    Notes receivable and TIF Bond:

    The carrying amounts of these items represent the Company's reasonable estimate of their fair value.

    Mortgages and notes payable - Fixed rate mortgage debt:

    At December 31, 1997, the carrying amount was $49,651,000 compared to an estimated fair market value of approximately $50,102,000. Interest rates that are currently available to the Company for the issuance of mortgages with similar terms and remaining maturities were used to estimate fair value of these mortgages.

I.  LEASING ACTIVITIES

    Spaces in the Company's properties are leased under operating leases with initial terms ranging from one to 40 years. Certain of the leases contain options to renew. Leases generally provide for minimum rents and percentage rents plus reimbursement of certain operating expenses. The majority of tenants pay reimbursements for their pro rata share of certain operating expenses.

    Rent income in excess of base rent from tenants with percentage rent provisions (based upon tenant sales levels for a specified period) for the years ended December 31, 1997, 1996 and 1995 was $597,000, $471,000, and $536,000,
respectively.

    Wal-Mart, Herberger's, Hy-Vee grocery stores, Kmart, Walgreens, Target and/or Shopko and J.C. Penney anchored a total of 17 of the Company's properties either as tenants or as occupants of buildings adjacent to the properties and lease in the aggregate approximately 39% of the total leasable space in the Company's properties.

    Additionally, Kmart, Hy-Vee grocery stores, Herberger's and/or Wal-Mart anchored all Mid-America Bethal properties as either lessees or as occupants of buildings adjacent to the properties and lease approximately 38% of the total leasable space in the Mid-America Bethal properties.

    The only tenant with rental commitments more than 10% of the gross leasable space of the properties owned by the Company at December 31, 1997 is Wal-Mart, whose five stores at properties owned by the Company account for approximately 15% of total gross leasable area. Wal-Mart also operates stores adjacent to three of the Company's properties and to one of Mid-America Bethal's properties.

    Future base rents under non-cancelable operating leases on properties owned solely by the Company at December 31, 1997 are as follows:


                                             Other
Year Ending December 31,       Wal-Mart     Tenants       Total
--------------------------     --------     --------     --------

          1998                  $ 1,232     $ 15,005     $ 16,237
          1999                    1,232       14,161       15,393
          2000                    1,232       13,256       14,488
          2001                    1,232       12,170       13,402
          2002                    1,232       10,940       12,172
          Thereafter              4,457       76,092       80,549
                                -------     --------     --------
                                $10,617     $141,624     $152,241
                                =======     ========     ========

The Company had no tenant which in any of the three years ended December 31, 1997 provided 10% or more of the Company's rental income or total revenues.

J.  QUARTERLY INFORMATION (UNAUDITED)

                                   First          Second         Third          Fourth
                                   Quarter        Quarter        Quarter        Quarter         Total
                                 ----------     ----------     ----------     ----------     ----------
Year Ended December 31, 1997:
 Total revenues                  $    5,789     $    5,815     $    5,815     $    5,846     $   23,265
 Net income                      $    1,243     $    1,082     $    1,130     $    1,193     $    4,648
 Net income per share            $      .15     $      .13     $      .14     $      .14     $      .56
 Dividends declared per share    $      .22     $      .22     $      .22     $      .22     $      .88
 Weighted average number
  of shares outstanding           8,283,255      8,283,759      8,284,275      8,284,743      8,283,850

                                      First          Second         Third          Fourth
                                     Quarter        Quarter        Quarter        Quarter         Total
                                    ----------     ----------     ----------     ----------     ----------
Year Ended December 31, 1996:
 Total revenues                     $    5,893     $    5,797     $    5,736     $    5,640     $   23,066
 Net income                         $    1,166     $      950     $      769     $    1,004     $    3,889
 Net income per share               $      .14     $      .11     $      .09     $      .13     $      .47
 Dividends declared per share       $      .22     $      .22     $      .22     $      .22     $      .88
 Weighted average number
  of shares outstanding              8,280,842      8,281,407      8,281,978      8,282,548      8,281,696

K.  SUBSEQUENT EVENT

    On January 27, 1998, the Company declared a cash dividend of $.22 per common share payable on February 24, 1998 to stockholders of record on February 10, 1998.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY

            SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
                        (COLUMNAR DOLLARS IN THOUSANDS)

                                                                                                          Reductions
                                                                                     Additional              from
                                                     Initial Cost to Company           Costs               Receipts
                                                     -----------------------         Subsequent           Subsequent
                                                               Buildings and             to                   to
Description                Encumbrances             Land        Improvements         Acquisition          Acquisition
-----------                ------------            -------    --------------         -----------          -----------

Monument Mall,             Line of Credit(2)       $   420     $   9,691             $   3,679            $  (1,612)
Scottsbluff, NE

Delta Plaza,               Line of Credit(2)           527         6,949                 4,814                 (311)
Escanaba, MI

Thunderbird Mall,          Line of Credit(2)           305         6,027                 3,862                  ---
Virginia, MN

Eastville Plaza,             $   2,902                 706         3,529                   678                 (403)
Fremont, NE

Bishop Heights,            Line of Credit(2)           710           723                   156                  ---
Lincoln, NE

Ille de Grand,             Line of Credit(2)           690         2,880                 1,061                  ---
Grand Island, NE

Englewood-Phase I,         {
Lincoln, NE                {                         1,396         1,993                 1,512                  ---
                           { $   6,500
Englewood-Phase II,        {
Lincoln, NE                {                         1,387         4,327                   776                  ---

The Meadows,                 $   2,950               1,179         3,121                    75                  ---
Lincoln NE

Miracle Hills Park,          $   3,980               2,250         4,972                   461                 (274)
Omaha, NE

Macon County,              Line of Credit(2)           228         3,021                   108                  (40)
Lafaytette, TN

Town Quest Center,         Line of Credit(2)           366         4,263                   169                  ---
paragould, AR

Rivergate,                   $   3,064                 163         4,058                   301                  (25)
Shelbyville, IN

Germantown,                Line of Credit(2)           488         8,766                   602                  (15)
Jasper, IN


                              Gross Amount at Which                Accumulated
                           Carried at December 31, 1997            Depreciation                            Date of
                       -------------------------------------           at            Completion          Acquisition
                                  Buildings and                    December 31         Date for                or
Description            Land        Improvements        Total           1997          Construction          Completion
-----------            ----        ------------        -----       -----------       ------------          ----------
Monument Mall,       $   353        $   11,825       $ 12,178       $ (3,792)          08/1986              12/30/86
Scottsbluff, NE

Delta Plaza,           1,096            10,883         11,979         (3,267)          09/1971              12/30/86
Escanaba, MI

Thunderbird Mall,        305             9,889         10,194         (2,714)          09/1971              12/30/86
Virginia, MN

Eastville Plaza,         633             3,877          4,510         (1,376)          08/1986              12/30/86
Fremont, NE

Bishop Heights,          710               879          1,589           (334)          09/1971              12/30/86
Lincoln, NE

Ille de Grand,           690             3,941          4,631         (1,385)          07/1977              04/09/87
Grand Island, NE

Englewood-Phase I,     1,396             3,505          4,901         (1,343)          09/1980              06/01/87
Lincoln, NE

Englewood-Phase II,    1,387             5,103          6,490         (1,148)          06/1991              06/26/91

The Meadows,           1,179             3,196          4,375           (985)          12/1987              06/01/88
Lincoln NE

Miracle Hills Park,    2,147             5,262          7,409         (1,780)          03/1987              07/05/88
Omaha, NE

Macon County,            225             3,092          3,317           (944)          12/1985              12/21/88
Lafaytette, TN

Town Quest Center,       366             4,432          4,798         (1,236)          04,1987              12/21/88
paragould, AR

Rivergate,               162             4,335          4,497         (1,127)          03/1986              12/21/88
Shelbyville, IN

Germantown,              540             9,301          9,841         (2,443)          12/1985              12/21/88
Jasper, IN


                                                                                                    Reductions
                                                                               Additional              from
                                                 Initial Cost to Company          Costs              Receipts
                                                 -----------------------       Subsequent           Subsequent
                                                           Buildings and             to                   to
Description                     Encumbrances     Land       Improvements          Acquisition          Acquisition
-----------                    ------------      ----       ------------          -----------          -----------
Shenandoah Plaza,                 $ 4,117          485           5,281                130                  ----
Newnan, GA

Cornhusker Plaza,                 Line of        1,185           3,143                 62                  ----
South Sioux City,                 Credit(2)
NE

Lakewood Mall,                    $ 7,043          600          13,890              2,008                (1,682)
Aberdeen, SD

Kimberly West,                    $ 4,014        1,700           4,691                281                  (614)
Davenport, IA

Moorland Square,                  $ 3,539        1,550           3,750              1,162                   (45)
New Berlin, WI

Fairacres,                        Line of        1,500           3,310                580                  (635)
Oshkosh, WI                       Credit(2)

Southport Centre,                 $ 8,000        3,675           8,946                328                  ----
Apple Valley, MN

Fitchburg Ridge,                  None             500           1,545                 47                  ----
Fitchburg, WI

Twin Oaks Centre                  $ 3,543        1,075           3,062                 53                  (208)
                                              --------         -------            -------                -------
Silvis, IL                                     $23,085        $111,938            $22,905                $(5,864)
                                              ========        ========            =======                =======



                              Gross Amount at Which                Accumulated
                           Carried at December 31, 1997            Depreciation                            Date of
                       -------------------------------------           at            Completion          Acquisition
                                  Buildings and                    December 31         Date for                or
Description            Land        Improvements        Total           1997          Construction          Completion
-----------            ----        ------------        -----       -----------       ------------          ----------
Shenandoah Plaza,      485            5,411            5,896           (1,576)           02/1988           12/21/88
Newnan, GA

Cornhusker Plaza,    1,185            3,205            4,390             (696)           02/1990           06/27/91
South Sioux City,
NE

Lakewood Mall,         766           14,050           14,816           (2,680)           08/1990           08/28/92
Aberdeen, SD

Kimberly West,       1,617            4,441            6,058             (795)           01/1989           12/14/92
Davenport, IA

Moorland Square,     1,750            4,667            6,417             (692)           02/1990           11/23/92
New Berlin, WI

Fairacres,           1,389            3,366            4,755             (705)           05/1992           12/22/92
Oshkosh, WI

Southport Centre,    3,675            9,274           12,949           (1,042)           01/1992           01/01/94
Apple Valley, MN

Fitchburg Ridge,       500            1,592            2,092             (113)           12/1980           08/31/94
Fitchburg, WI

Twin Oaks Centre       867            3,115            3,982             (245)           01/1992           04/19/95
                  --------         --------         --------         --------
Silvis, IL         $23,423         $128,641         $152,064         $(32,538)
                  ========         ========         ========         ========

(1) The aggregate cost for federal income tax purposes for these properties is approximately $152,064,000.
(2)  Revolving credit agreements totaled $11,871,000 at December 31, 1997.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY

                        (COLUMNAR DOLLARS IN THOUSANDS)

                                                                            Buildings
                                                                Land        and Tenant     Equipment    Construction-
                                                   Land    Improvements   Improvements   and Fixtures   in-Progress       Total
                                                 -------   ------------   ------------   ------------   -------------     --------
REAL ESTATE
Balance, January 1, 1995                         $23,469        $13,343       $109,356           $599       $   334        $147,061
  Additions at cost                                1,075             22          5,181           ----           599           6,877
  Retirements                                       (250)          ----           ----           ----          ----            (250)

  Reductions for receipts under Yield
    Maintenance Agreement                            (92)          ----           (935)          ----          ----          (1,027)

  Transfer of assets when placed into
    service                                         ----           ----           ----           ----          (646)           (646)

                                                 -------        -------       --------           ----   -----------        --------

Balance, December 31, 1995                        24,202         13,365        113,602            559           287         152,015
  Additions at cost                                 ----            167            832           ----         1,011           2,010
  Retirements                                       (232)          (148)          (801)            (4)         ----          (1,185)

  Reductions for receipts under Yield
    Maintenance Agreement                             (2)          ----            (18)          ----          ----             (20)

  Transfer of Assets when placed into service       ----           ----          1,298           ----        (1,298)           ----
                                                 -------        -------       --------           ----   -----------        --------

Balance, December 31, 1996                        23,968         13,384        114,913            555          ----         152,820
  Additions to cost and expenses                      26            320          1,178              4          ----           1,528
  Retirements                                       (208)          ----           ----           ----         -----            (208)

  Reductions for receipts under Yield
    Maintenance Agreement                           (361)          ----         (1,156)          ----          ----          (1,517)

  Transfer of assets when placed into service       ----           ----           ----           ----          ----            ----
                                                 -------        -------       --------           ----   -----------        --------

Balance, December 31, 1997                       $23,425        $13,704       $114,935           $559       $  ----        $152,623
                                                 =======        =======       ========           ====   ===========        ========

ACCUMULATED DEPRECIATION
Balance, January 1, 1995                         $  ----        $ 4,647       $ 14,809           $344       $  ----        $ 19,800
  Additions at cost                                 ----            884          3,506             60          ----           4,450
  Retirements                                       ----           ----           ----           ----          ----            ----
                                                 -------        -------       --------           ----   -----------        --------

Balance, December 31, 1995                          ----          5,531         18,315            404          ----          24,250
  Additions charged to costs and expenses           ----            883          3,605             53          ----           4,541
  Retirements                                       ----            (67)          (216)          ----          ----            (283)

                                                 -------        -------       --------           ----   -----------        --------

Balance, December 31, 1996                          ----          6,347         21,704            457          ----          28,508
  Additions charged to costs and expenses           ----            887          3,599             39          ----           4,525
  Retirements                                       ----           ----           ----           ----          ----            ----
                                                 -------        -------       --------           ----   -----------        --------

Balance, December 31, 1997                       $  ----        $ 7,234       $ 25,303           $495   $      ----        $ 33,033
                                                 -------        -------       --------           ----   -----------        --------

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                        (COLUMNAR DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
ASSETS                                         MARCH 31, 1998        1997
                                               --------------    ------------
Cash                                                 ----       $    ----
Accounts receivable, net of allowance
  of $179,000 and $175,000                          1,876           1,744
Notes receivable, net of allowance of $70,000         409             400
Property:
  Land and land improvements                       37,129          37,129
  Buildings                                       115,030         114,935
  Equipment and fixtures                              557             559
                                                 --------        --------
                                                  152,716         152,623
  Less:  Accumulated depreciation                 (34,161)        (33,033)
                                                 --------        --------
                                                  118,555         119,590

Investment in Mid-America Bethal
  Limited Partnership                              14,943          15,027
Intangible assets, less accumulated
  amortization of $3,930,000 and $3,834,000         1,307           1,382
Other assets                                        2,605           2,387
                                                 --------        --------
                                                 $139,695        $140,530
                                                 --------        --------
LIABILITIES AND SHAREHOLDERS' EQUITY

Mortgages and notes payable                      $ 61,450        $ 61,522
Accrued liabilities                                 1,849           2,095
                                                 --------        --------
  Total Liabilities                                63,299          63,617

Commitments and Contingencies

Shareholders' Equity
  Common stock, $.01 par value; authorized
     25,000,000 shares; issued and outstanding
     8,285,715 and 8,284,743 shares                    83             83
  Capital in excess of par value                  119,730        119,720
  Distributions in excess of net income           (43,417)       (42,890)
                                                 --------       --------
     Total Shareholders' Equity                    76,396         76,913
                                                 --------       --------

                                                 $139,695       $140,530
                                                 ========       ========


                 See Notes to Consolidated Financial Statements

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
             (COLUMNAR DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                        Three Months Ended March 31,
                                        ----------------------------
                                             1998             1997
                                        ----------       ----------

REVENUES:
  Rental income                         $    4,333       $    4,318
  Reimbursement income                       1,313            1,239
  Property management and
   leasing income                               41               40
  Other income
  Total Revenues                               125              192
                                        ----------       ----------
                                             5,812            5,789

EXPENSES:
  Real estate taxes                            760              776
  Other property costs                         788              878
  Interest expense                           1,341            1,411
  Administrative expenses                      403              350
  Property management and
   leasing expenses                            252              271
  Depreciation and amortization              1,238            1,245
                                        ----------       ----------
  Total Expenses                             4,782            4,931
                                        ----------       ----------

Income Before Equity in
  Earnings of Mid-America Bethal
  Limited Partnership and Gain
   on Sale of Real Estate                    1,030              858

Equity in Earnings of
  Mid-America Bethal
  Limited Partnership                          265              255
                                        ----------       ----------

NET INCOME FROM OPERATIONS                   1,295            1,113

Gain on Sale of Real Estate             $     ----       $      130
                                        ----------       ----------

NET INCOME                              $    1,295       $    1,243
                                        ----------       ----------

Weighted Average Shares
  Outstanding During Period              8,285,066        8,283,255
                                        ----------       ----------

NET INCOME PER COMMON SHARE             $       16       $       15
                                        ----------       ----------




                 See Notes to Consolidated Financial Statements

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                        (COLUMNAR DOLLARS IN THOUSANDS)


                                               Three Months Ended March 31,
                                               ----------------------------
                                                  1998            1997
                                                ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net Income                                     $ 1,295         $ 1,243
  Adjustments:
     Depreciation and amortization                 1,238           1,245
     Gain on Sale of Real Estate                     ---            (130)
     Investment in Mid-America Bethal
      Limited Partnership:
      Equity in earnings                            (265)           (255)
      Distributions received                         350             350
     Decrease in related liabilities                (236)           (287)
     Increase in related assets                     (372)           (166)
                                                 -------         -------
  Net Cash Flows From Operating Activities         2,010           2,000

CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from Sale of Real Estate                  ---             344
  Additions to property:
     Expansion project and other
      capital expenditures                           ---              (2)
     Tenant improvements                             (93)            (43)
  Payments from Yield Maintenance Agreement          ---              96
  Cash paid for leasing fees                         (22)            (25)
                                                 -------         -------
  Net Cash Flows From Investing Activities          (115)            370

CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds (payments) on short-term debt, net         80            (412)
  Scheduled principal payments on mortgages         (152)           (136)
  Dividends paid                                  (1,823)         (1,822)
                                                 -------         -------
  Net Cash Flows From Financing Activities        (1,895)         (2,370)
                                                 -------         -------

NET CHANGE IN CASH                                   ---             ---

CASH, BEGINNING OF PERIOD                            ---             ---
                                                 -------         -------

CASH, END OF PERIOD                              $   ---         $   ---
                                                 -------         -------




                 See Notes to Consolidated Financial Statements

                      MID-AMERICA REALTY INVESTMENTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)
     (COLUMNAR DOLLARS IN FOOTNOTES ARE IN THOUSANDS EXCEPT PER SHARE DATA)


A.   BASIS OF CONSOLIDATION AND PRESENTATION:

     The unaudited consolidated financial statements are prepared on an accrual basis and include the accounts of Mid-America Realty Investments, Inc. (the "Company") and its wholly-owned subsidiary, Mid-America Centers Corp. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's 1997 Annual Report on Form 10-K for the year ended December 31, 1997.

     The information furnished herein reflects all adjustments, which consist of normal recurring accruals, which are, in the opinion of management, necessary to fairly present the financial results for the interim periods presented. The results for the three months ended March 31, 1998 and 1997 are not necessarily indicative of the operating results for the full year.

     All material intercompany transactions and profits have been eliminated in consolidated.

     Net income per share was determined by dividing net income for the periods presented by the weighted average number of shares of common stock outstanding for the period. Dilutive net income per share, which includes common stock equivalents, as required by Statement of Financial Accounting
     (SFAS) No. 128, "Earnings per Share", was determined to have no impact on earnings per share.

B.   INVESTMENT IN MID-AMERICA BETHAL LIMITED PARTNERSHIP :

     Mid-America Bethal Limited Partnership ("Mid-America Bethal") was formed on June 1, 1989 by the Company and a European investor. The Company has a 50% interest in Mid-America Bethal and is the managing general partner. The European investor has a 50% interest and is the limited partner.

     Summarized financial information on Mid-America Bethal is as follows:

                                      March 31, 1998      December 31, 1997
                                      --------------      -----------------
BALANCE SHEETS:
 Assets:
  Cash                                     $   943            $   823
  Property, net of depreciation of
   $8,749,380 and $8,471,000                28,391             28,652
  Other Assets                                 566                592
                                           -------            -------
                                           $29,900            $30,067
                                           =======            =======

 Liabilities and Partners' Capital:
  Accounts payable and other
   liabilities                             $    15            $    15
  Partners' capital                         29,885             30,054
                                           -------            -------
                                           $29,900            $30,067
                                           -------            -------


                                                                                   Three Months Ended March 31,
                                                                                   ----------------------------

STATEMENTS OF OPERATIONS:
 Total Revenues                                                                      $ 1,128            $ 1,127
                                                                                     -------            -------
 Net Income                                                                          $   531            $   510
                                                                                     -------            -------

EQUITY IN EARNINGS OF MID-AMERICA
   BETHAL RECORDED BY THE COMPANY                                                    $   265            $   255
                                                                                     -------            -------
C. MORTGAGES AND NOTES PAYABLE:

 Mortgages and notes payable are comprised of the following:

                                                                                 March 31, 1998    December 31, 1997
                                                                                 --------------    -----------------

 Mortgages Payable                                                                   $49,499            $49,651
 Working Capital Line of Credit
  ($5,000,000 available at London International
  Bank Offering Rate (LIBOR) plus 2% due July 1999)                                      286               ----
 Acquisitions Line of Credit
  ($10,000,000 available at LIBOR plus 2% due July 1999)                              10,000             10,000
 Acquisitions Line of Credit
  ($15,000,000 available at LIBOR plus 2 1/4%
  due July 1998)                                                                       1,665              1,871
                                                                                     -------            -------
                                                                                     $61,450            $61,522
                                                                                     =======            =======

D. COMMITMENTS AND CONTINGENCIES:

   In June 1992, the Company entered into a Yield Maintenance Agreement (as amended, the "YMA") with parties formerly related to the Company. Under the YMA, the formerly related parties guaranteed a 10% return from June 1, 1992 to December 31, 1996, calculated on a quarterly basis, to the Company based upon the amount of the Company's Investment Base for five specific properties purchased from the formerly related parties.

   Under the YMA, the market value of these properties was determined as of December 31, 1996. The determined market value was based on a 10.25% capitalization rate applied to net operating income for the year ended December 31, 1996. The determined market value of the properties was less than the Company's adjusted acquisition cost, accordingly, the difference was owed to the Company, subject to certain limits. The obligations of the formerly related parties under the YMA was limited to $2,800,000.

   During the second quarter of 1997, the Company received the final settlement of approximately $1,421,000 due under the YMA. The proceeds, which prior to receipt were not reflected in the consolidated financial statements of the Company, were used to reduce bank line debt. In addition, these amounts were not considered net income and were applied against the carrying value of the properties purchased from the formerly related parties.

E. SUBSEQUENT EVENT:

   On April 22, 1998, the Company declared a cash dividend of $.22 per common share payable on May 20, 1998 to shareholders of record on May 6, 1998.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  BRADLEY OPERATING LIMITED PARTNERSHIP

                                  By: BRADLEY REAL ESTATE, INC.


                                  By:  /s/ Thomas P. D'Arcy
                                       --------------------
Date: August 11, 1998                  Thomas P. D'Arcy
                                       Chairman, President and
                                       Chief Executive Officer